EXHIBIT 99.2

Achieve Life Sciences Announces Pricing of $20 Million Underwritten Public Offering

SEATTLE, Wash. and VANCOUVER, British Columbia, May 25, 2021 -- Achieve Life Sciences, Inc. (Nasdaq: ACHV), a clinical-stage pharmaceutical company committed to the global development and commercialization of cytisinicline for smoking cessation and nicotine addiction, today announced the pricing of an underwritten public offering of 2,857,143 shares of its common stock at a price to the public of $7.00 per share. Achieve has also granted the underwriters a 30-day option to purchase up to an additional 428,571 shares of common stock in connection with the public offering. All of the securities are being offered by Achieve. The offering is expected to close on or about May 27, 2021, subject to the satisfaction of customary closing conditions.

Oppenheimer & Co. Inc. is acting as the sole book-running manager in the offering. Lake Street Capital Markets, LLC is acting as the lead manager.

The aggregate gross proceeds from this offering are expected to be approximately $20 million, before deducting underwriting discounts and commissions and other offering expenses payable by Achieve. Achieve intends to use the proceeds from the offering to fund ongoing cytisinicline development, other clinical research and development and for working capital and general corporate purposes.

The securities are being offered by Achieve pursuant to a registration statement on Form S-3 previously filed and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying prospectus relating to this offering have been filed with the SEC. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering, and when available, the final prospectus supplement, may be obtained from:  Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by calling (212) 667-8055, or by emailing EquityProspectus@opco.com. Electronic copies of the preliminary prospectus supplement and accompanying prospectus will also be available on the website of the SEC at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Achieve, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Achieve and Cytisinicline

Tobacco use is currently the leading cause of preventable death that is responsible for more than eight million deaths worldwide, and nearly half a million deaths in the U.S. annually.12 More than 87% of lung cancer deaths, 61% of all pulmonary disease deaths, and 32% of all deaths from coronary heart disease are attributable to smoking and exposure to secondhand smoke.2 Achieve’s focus is to address the global smoking health and nicotine addiction epidemic through the development and commercialization of cytisinicline.

Cytisinicline is a plant-based alkaloid with a high binding affinity to the nicotinic acetylcholine receptor. It is believed to aid in smoking cessation by interacting with nicotine receptors in the brain by reducing the severity of nicotine withdrawal symptoms and by reducing the reward and satisfaction associated with smoking.

Cytisinicline is an investigational product candidate being developed for treatment of nicotine addiction, and has not been approved by the FDA for any indication in the U.S. Achieve is currently enrolling smokers in the 750-subject, Phase 3 ORCA-2 study of cytisinicline at 17 sites in the U.S. For more information on cytisinicline and the ORCA-2 study, visit www.achievelifesciences.com or www.orca-2.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements Achieve makes regarding its expectation of market conditions and the satisfaction of customary closing conditions related to the offering, its ability to complete the offering and expected use of proceeds and anticipated preclinical and clinical development activities, timing of announcements of clinical results, potential benefits of Achieve’s product candidates and platform and potential market opportunities for Achieve’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Achieve may not actually achieve its plans or product development goals in a timely manner, if at all, or otherwise carry out its intentions or meet its expectations or projections disclosed in these forward-looking statements. There can be no assurance regarding the completion of the offering. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including Achieve’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Achieve undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Achieve Contact
Jason Wong
jwong@bplifescience.com

(415) 375-3340 ext. 4

[1]	World Health Organization. WHO Report on the Global Tobacco Epidemic, 2019. Geneva: World Health Organization, 2017.
[2]	U.S. Department of Health and Human Services. The Health Consequences of Smoking - 50 Years of Progress. A Report of the Surgeon General, 2014.